Exhibit 99.1
RELEASE DATE: March 14, 2006
MEDIA CONTACT: Jim Kosowski
304-234-2440
FINANCIAL CONTACT: Dennis Halpin
304-234-2421
FOR IMMEDIATE RELEASE
WHEELING-PITTSBURGH CORPORATION
ANNOUNCES 2005 RESULTS
WHEELING, WV, March 14, 2006 — Wheeling-Pittsburgh Corporation (NASDAQ:WPSC), the holding company of Wheeling-Pittsburgh Steel Corporation, today reported its financial results for the year ended December 31, 2005.
     For 2005, the Company reported a net loss of $33.8 million, or $(2.37) per basic and diluted share. This compares to net income of $62.2 million for 2004, or $5.78 per basic share and $5.66 per diluted share. For the fourth quarter of 2005, the Company reported a net loss of $23.4 million, or $(1.61) per basic and diluted share. This compares with net income of $6.4 million in the fourth quarter of 2004, or $.46 per basic share and $.45 per diluted share.
     Net sales for 2005 totaled $1,560.5 million as compared to net sales of $1,405.8 million for 2004. Net sales of steel products for 2005 totaled $1,484.7 million on steel shipments of 2,164,404 tons, or $686 per ton. Net sales of steel products for 2004 totaled $1,405.8 million on steel shipments of 2,125,434 tons, or $661 per ton The increase in net sales resulted from an increase in the average selling price of steel products of $25 per ton, an increase in the volume of steel products sold and $75.8 million from the sale of excess raw materials.
     Cost of sales for 2005 totaled $1,479.5 million as compared to cost of sales of $1,206.8 million for 2004. Cost of sales for steel products sold in 2005 totaled $1,434.3 million, or $663 per ton. Cost of sales for steel products sold in 2004 totaled $1,209.6 million, or $569 per ton. The increase in the cost of steel products sold of $224.7 million, or $94 per ton, resulted principally from an increase in the cost of raw materials and fuels used in our steelmaking process.
     Net sales for the fourth quarter of 2005 totaled $370.9 million as compared to net sales of $373.7 million for the fourth quarter of 2004. Net sales of steel products for the fourth quarter of 2005 totaled $356.0 million on steel shipments of 527,336 tons, or $675 per ton. Net sales of steel products for the fourth quarter of 2004 totaled $373.7 million on steel shipments of 502,684, or $743 per ton.
     Cost of sales for the fourth quarter of 2005 totaled $365.6 million as compared to cost of sales of $336.4 million for the fourth quarter of 2004. Cost of sales for steel products sold in the fourth quarter of 2005 totaled $354.8 million, or $673 per ton. Cost of sales for steel products sold in the fourth quarter of 2004 totaled $336.4 million, or $669 per ton.

     On March 10, 2006, the Company reached agreement with both the lenders under its term loan agreement and the Emergency Steel Loan Guarantee Board, the Federal loan guarantor, to waive compliance with the leverage, interest coverage and fixed charge coverage ratios under its term loan agreement through the quarter ending June 30, 2007. The term loan amendment requires the Company to maintain minimum borrowing availability of at least $50 million under our revolving credit agreement at all times or to comply with a minimum fixed charge coverage ratio, similar to the existing provision in its revolving credit agreement, as well as post a standby letter of credit in the amount of $12.5 million in favor of the term loan lenders, among other things. As a result, the long-term portion of the term loan that was previously classified as a current liability has been reclassified to long-term.
     “Our 2005 results were adversely affected by a number of unusual items: namely, the lingering effects of the BOF ductwork collapse in December 2004, the startup of our new Electric Arc Furnace, and the failure of our primary coal supplier to perform under its supply contract, as well as by significant increases in the cost of raw materials and fuels, ” said James G. Bradley, Wheeling-Pittsburgh Chairman and Chief Executive Officer.
     “We have been working on a substantial insurance claim related to the ductwork collapse throughout 2005. The property damage portion of the claim was satisfactorily resolved and progress has been made with regard to the business interruption portion as we continue to work toward a resolution. Recent performance of our EAF has improved, with production approaching 90% of capacity, compared with 73% during the fourth quarter. Lastly, while deliveries from our primary coal supplier have improved since the filing of the lawsuit in April 2005, deliveries have remained erratic.”
     Management will conduct a live call today at 11 a.m. ET to review the Company’s financial results and business prospects. Individuals wishing to participate can join the conference call by dialing 800-219-6110 or 303-275-2170 for international participants. A replay will be available until March 21, 2006 by dialing 800-405-2236 or 303-590-3000, and using the pass code 11055683. The call can also be accessed via the Internet live or as a replay through http://www.earnings.com.
     This release may contain projections or other forward-looking statements regarding future events or the future financial performance of Wheeling-Pittsburgh Corporation that involve risks and uncertainties. Readers are cautioned that these forward-looking statements are only predictions and may differ materially from actual future events or results. Readers are referred to the “Item 1A — Risk Factors” section of the Company’s Annual Report on Form 10-K for the year ended December 31, 2005, and other reports and filings with the SEC, which identify important risk factors that could cause actual results to differ from those contained in the forward-looking statements. These risk factors include, among others, the Company’s potential inability to generate sufficient operating cash flow to service or refinance its indebtedness, concerns relating to financial covenants and other restrictions contained in its credit agreements, intense competition, dependence on suppliers of raw materials, the remaining issues related to the successful completion of the full ramp up of production from our electric arc furnace, and cyclical demand for steel products. In addition, any forward-looking statements represent Wheeling-Pittsburgh Corporation’s views only as of today and should not be relied upon as representing the Company’s views as of any subsequent date. While Wheeling-Pittsburgh Corporation may elect to update forward-looking statements from time to time, the Company specifically disclaims any obligation to do so.

About Wheeling-Pittsburgh:
Wheeling-Pittsburgh is a steel company engaged in the making, processing and fabrication of steel and steel products using both integrated and electric arc furnace technology. The Company manufactures and sells hot rolled, cold rolled, galvanized, pre-painted and tin mill sheet products. The Company also produces a variety of steel products including roll formed corrugated roofing, roof deck, floor deck, bridgeform and other products used primarily by the construction, highway and agricultural markets.
The Company’s condensed consolidated statements of operations and condensed consolidated balance sheets are attached.
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WHEELING-PITTSBURGH CORPORATION AND SUBSIDIARIES
Consolidated Statements of Operations
(Dollars in thousands, except per share amounts)

	Quarter Ended		Year Ended
	December 31,		December 31,
	2005	2004	2005	2004
Revenues
Net sales, including sales to affiliates of $83,928, $96,033, $343,546, and $367,735	$370,877	$373,667	$1,560,513	$1,405,794

Cost and expenses
Cost of sales, including cost of sales to affiliates of $87,839, $92,893, $346,057, and $324,813, excluding depreciation and amortization expense	365,595	336,368	1,479,474	1,206,773
Depreciation and amortization expense	8,363	10,476	33,984	33,433
Selling, general and administrative expense	18,723	18,309	71,552	67,620

Total costs and expenses	392,681	365,153	1,585,010	1,307,826

Operating income (loss)	(21,804)	8,514	(24,497)	97,968

Interest expense and other financing costs	(5,071)	(5,109)	(21,834)	(19,778)
Other income	2,940	4,996	11,843	17,520

Income (loss) before income taxes	(23,935)	8,401	(34,488)	95,710
Income tax provision (benefit)	—	2,022	(71)	33,479

Income (loss) before minority interest	(23,935)	6,379	(34,417)	62,231
Minority interest in loss of consolidated subsidiary	521	—	583	—

Net income (loss)	$(23,414)	$6,379	$(33,834)	$62,231

Earnings (loss) per share:
Basic	$(1.61)	$0.46	$(2.37)	$5.78
Diluted	$(1.61)	$0.45	$(2.37)	$5.66

Weighted average shares (in thousands):
Basic	14,499	13,917	14,302	10,759
Diluted	14,499	14,145	14,302	11,002

Shipments — tons	527,336	502,684	2,164,404	2,125,434
Production — tons	632,022	541,009	2,452,131	2,362,886

WHEELING-PITTSBURGH CORPORATION AND SUBSIDIARIES
Consolidated Balance Sheets
(Dollars in thousands)

	December 31,
	2005	2004
Assets
Current assets:
Cash and cash equivalents	$8,863	$31,198
Accounts receivables, less allowance for doubtful accounts of $2,594 and $2,697	132,643	144,509
Inventories	166,566	156,669
Prepaid expenses and deferred charges	21,732	29,953

Total current assets	329,804	362,329
Investment in and advances to affiliated companies	55,100	53,016
Property, plant and equipment, less accumulated depreciation of $75,977 and $42,536	557,500	487,308
Deferred income tax benefits	26,264	18,751
Restricted cash	13,691	12,502
Intangible assets, less accumulated amortization of $1,795 and $1,346	4,725	5,174
Deferred charges and other assets	33,164	16,406

Total assets	$1,020,248	$955,486

Liabilities
Current liabilities:
Accounts payable, including book overdrafts of $21,020 and $8,894	$117,821	$92,434
Short-term debt	17,300	—
Payroll and employee benefits payable	41,125	48,611
Accrued income and other taxes	11,735	10,073
Deferred income taxes payable	26,264	18,751
Accrued interest and other liabilities	5,757	7,843
Deferred revenue	8,523	—
Long-term debt due in one year	31,357	31,427

Total current liabilities	259,882	209,139
Long-term debt	284,100	302,156
Employee benefits	123,498	135,608
Other liabilities	13,030	17,978

Total liabilities	680,510	664,881

Minority interest in consolidated subsidiary	74,234	—

Stockholders’ equity
Preferred stock — $.001 par value; 20,000,000 shares authorized; no shares issued or outstanding	—	—
Common stock — $.01 par value; 80,000,000 shares authorized; 14,686,354 and 14,437,223 shares issued; 14,679,688 and 14,433,223 shares outstanding	147	144
Additional paid-in capital	276,097	267,327
Accumulated (deficit) earnings	(10,640)	23,194
Treasury stock, 6,666 and 4,000 shares, at cost	(100)	(60)

Total stockholders’ equity	265,504	290,605

Total liabilities and stockholders’ equity	$1,020,248	$955,486